VSE Reports Financial Results for Third Quarter 2017
Revenues Flat for Third Quarter and Up 19% Year-to-Date &
Strong Cash Flows Result in Reduction of Bank Debt for Third Quarter

Alexandria, Virginia, October 26, 2017 - VSE Corporation (Nasdaq: VSEC) reported the following unaudited consolidated financial results for the third quarter of 2017.

CEO Commentary

“Revenue from our Federal Services Group increased 36% for the first nine months of 2017, primarily attributable to our Navy Foreign Military Sales (FMS) program and our U.S. Army clients" said Maurice “Mo” Gauthier, VSE CEO. "Our Supply Chain Management Group also has contributed to our revenue increases year-to-date, driven by growth of parts sales for the DoD and commercial vehicle fleets. Our commercial client base now includes companies in food distribution, oil field services, waste management, linen and uniform, commercial long haul shipping, bus transportation, and other clients that have vehicle fleets required to meet mission critical delivery or service schedules. Our Aviation Group had a challenging third quarter. We have launched initiatives to expand our geographic distribution footprint and strengthen our international business development efforts to boost revenues in this group."

Mr. Gauthier continued, "Our success in 2017 has enabled us to reduce our bank debt during the second and third quarters by an aggregate amount of approximately $35 million.”

Third Quarter Results (unaudited)

(in thousands, except per share data)
	Three months ended September 30,			Nine months ended September 30,
	2017	2016	% Change	2017	2016	% Change
Revenues	$174,164	$172,780	0.8%	$565,318	$476,889	18.5%
Operating income	$12,237	$13,623	(10.2)%	$41,438	$38,243	8.4%
Net income	$6,639	$7,088	(6.3)%	$21,739	$19,609	10.9%
EPS (Diluted)	$0.61	$0.65	(6.2)%	$2.00	$1.81	10.5%

Operational Highlights

•
Our Federal Services Group was awarded several delivery orders during the third quarter of 2017 under our Foreign Military Sales (FMS) support contract by the Naval Sea Systems Command (NAVSEA) International Fleet Support Program Office totaling approximately $93 million, as previously reported.

•	Revenue from our equipment sustainment, refurbishment, logistics support, and parts supply services for our U.S. Army clients for the first nine months of 2017 increased 55% year over year.

•	Our Supply Chain Management Group has increased parts sales to DoD and other government agencies by 83%, and revenue from commercial customers has increased 25% for the first nine months of 2017.

•
Bookings in our Federal Services Group were $398 million for the first nine months of 2017 compared to revenue for this group of $306 million. Funded contract backlog at September 30, 2017 was $403 million, compared to $386 million at June 30, 2017 and $400 million at September 30, 2016.

Financial Information

Revenues were $174.2 million in the third quarter of 2017 compared to $172.8 million in the third quarter of 2016. For the first nine months, revenues were $565.3 million in 2017 compared to $476.9 million in 2016. These increases were primarily due to increased revenue from our Federal Services Group. Increased revenues from our Supply Chain Management Group also contributed to revenue growth for the first nine months of 2017.

Operating income was $12.2 million for the third quarter of 2017 compared to $13.6 million in the third quarter of 2016. For the first nine months, operating income was $41.4 million in 2017 compared to $38.2 million in 2016, primarily attributable to revenue increases in our Federal Services Group. Our 2017 operating results were adversely affected by one contract in our Federal Services Group that reduced operating income by approximately $1.2 million for the third quarter and $1.6 million for the first nine months of 2017. We expect no further loss on this contract prior to its expected completion in the fourth quarter of 2017.

Net income was $6.6 million for the third quarter of 2017, or $0.61 per diluted share, compared to $7.1 million, or $0.65 per diluted share for the third quarter of 2016. Net income was $21.7 million for the first nine months of 2017, or $2.00 per diluted share, compared to $19.6 million, or $1.81 per diluted share for the first nine months of 2016.

Non-GAAP Financial Information

The non-GAAP Financial Information (unaudited) set forth below is not calculated in accordance with U.S. generally accepted accounting principles (GAAP) under SEC Regulation G. These non-GAAP financial measures consist of EBITDA and Adjusted EBITDA. We consider these non-GAAP financial measures as important indicators of performance and useful metrics for management and investors to evaluate our business' ongoing operating performance on a consistent basis across reporting periods. These adjusted financial measures are intended to highlight non-operational, unusual or non-recurring items. They should not, however, be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

EBITDA represents net income before interest expense, income taxes, amortization of intangible assets and depreciation and other amortization. Adjusted EBITDA represents EBITDA (as defined above) adjusted for changes in earn-out obligations from acquisitions.

Non-GAAP Financial Information (unaudited)

(in thousands)	Three Month Results			Nine Month Results
	2017	2016	% Change	2017	2016	% Change
Net Income	$6,639	$7,088	(6)%	$21,739	$19,609	11%
Interest Expense	2,347	2,509	(6)%	7,158	7,406	(3)%
Income Taxes	3,251	4,026	(19)%	12,541	11,228	12%
Amortization of Intangible Assets	4,005	4,022	0%	12,013	12,063	0%
Depreciation and Other Amortization	2,375	2,558	(7)%	7,571	7,452	2%
EBITDA	18,617	20,203	(8)%	61,022	57,758	6%
Earn-Out Adjustments Income	—	—	—	—	(1,329)	—
Adjusted EBITDA	$18,617	$20,203	(8)%	$61,022	$56,429	8%

Capital Expenditures

Purchases of property and equipment totaled $2.4 million for the first nine months of 2017 compared to $5.4 million for the first nine months of 2016.

About VSE
Established in 1959, VSE is a diversified products and services company providing logistics solutions with integrity, agility, and value. VSE is dedicated to making our federal and commercial clients successful by delivering innovative solutions for vehicle, ship, and aircraft sustainment, supply chain management, platform modernization, mission enhancement, and program management, and providing energy, IT, and consulting services. For additional information regarding VSE services and products, please see the Company's web site at www.vsecorp.com or contact Christine Kaineg, VSE Investor Relations, at (703) 329-3263.

Please refer to VSE's Form 10-Q that will be filed with the Securities and Exchange Commission (SEC) on or about October 27, 2017 for more details on our 2017 third quarter results. Also, refer to VSE’s Annual Report on Form 10-K for the year ended December 31, 2016 for further information and analysis of VSE’s financial condition and results of operations. VSE encourages investors and others to review the detailed reporting and disclosures contained in VSE’s public filings for additional discussion about the status of customer programs and contract awards, risks, revenue sources and funding, dependence on material customers, and management’s discussion of short and long term business challenges and opportunities.

Safe Harbor

This news release contains statements that to the extent they are not recitations of historical fact, constitute “forward looking statements” under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, see VSE’s public filings with the SEC.

VSE Financial News Contact: Christine Kaineg -- (703) 329-3263.

VSE Corporation and Subsidiaries

Unaudited Consolidated Balance Sheets
(in thousands except share and per share amounts)

	September 30, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$472	$428
Receivables, net	72,874	101,218
Inventories, net	135,525	136,340
Other current assets	24,376	20,477
Total current assets	233,247	258,463

Property and equipment, net	56,857	62,061
Intangible assets, net	114,913	126,926
Goodwill	198,622	198,622
Other assets	15,405	15,767
Total assets	$619,044	$661,839

Liabilities and Stockholders' equity
Current liabilities:
Current portion of long-term debt	$25,710	$21,023
Accounts payable	48,560	93,999
Accrued expenses and other current liabilities	47,852	32,772
Dividends payable	—	648
Total current liabilities	122,122	148,442

Long-term debt, less current portion	155,083	193,621
Deferred compensation	15,749	12,751
Long-term lease obligations, less current portion	20,917	21,959
Deferred tax liabilities	27,981	29,872
Total liabilities	341,852	406,645

Commitments and contingencies
Stockholders' equity:
Common stock, par value $0.05 per share, authorized 15,000,000 shares; issued and outstanding 10,838,435 and 10,798,927, respectively	542	540
Additional paid-in capital	24,455	22,876
Retained earnings	252,061	231,733
Accumulated other comprehensive loss	134	45
Total stockholders' equity	277,192	255,194
Total liabilities and stockholders' equity	$619,044	$661,839

VSE Corporation and Subsidiaries

Unaudited Consolidated Statements of Income
(in thousands except share and per share amounts)

	For the three months ended September 30,		For the nine months ended September 30,
	2017	2016	2017	2016
Revenues:
Products	$82,314	$87,060	$260,585	$254,325
Services	91,850	85,720	304,733	222,564
Total revenues	174,164	172,780	565,318	476,889

Costs and operating expenses:
Products	68,678	70,884	217,606	207,001
Services	88,989	83,599	293,083	215,409
Selling, general and administrative expenses	255	652	1,178	4,173
Amortization of intangible assets	4,005	4,022	12,013	12,063
Total costs and operating expenses	161,927	159,157	523,880	438,646

Operating income	12,237	13,623	41,438	38,243

Interest expense, net	2,347	2,509	7,158	7,406

Income before income taxes	9,890	11,114	34,280	30,837

Provision for income taxes	3,251	4,026	12,541	11,228

Net income	$6,639	$7,088	$21,739	$19,609

Basic earnings per share	$0.61	$0.66	$2.01	$1.82

Basic weighted average shares outstanding	10,838,435	10,798,684	10,833,237	10,792,046

Diluted earnings per share	$0.61	$0.65	$2.00	$1.81

Diluted weighted average shares outstanding	10,856,675	10,826,007	10,855,983	10,819,697

Dividends declared per share	$—	$—	$0.130	$0.115

VSE Corporation and Subsidiaries

Unaudited Consolidated Statements of Cash Flows
(in thousands)

	For the nine months ended September 30,
	2017	2016
Cash flows from operating activities:
Net income	$21,739	$19,609
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,584	19,515
Deferred taxes	(1,947)	(3,047)
Stock-based compensation	1,935	1,747
Earn-out obligation adjustment	—	(1,329)
Changes in operating assets and liabilities:
Receivables, net	28,344	(7,636)
Inventories, net	815	(19,812)
Other current assets and noncurrent assets	(3,392)	(8,015)
Accounts payable and deferred compensation	(42,441)	19,651
Accrued expenses and other current liabilities	15,916	8,639
Long-term lease obligations	(1,042)	(930)

Net cash provided by operating activities	39,511	28,392

Cash flows from investing activities:
Purchases of property and equipment	(2,387)	(5,438)
Proceeds from the sale of property and equipment	689	74
Cash paid for acquisitions, net of cash acquired	—	(63)

Net cash used in investing activities	(1,698)	(5,427)

Cash flows from financing activities:
Borrowings on loan agreement	258,657	231,139
Repayments on loan agreement	(292,913)	(232,608)
Earn-out obligation payments	—	(18,515)
Payments on capital lease obligations	(954)	(835)
Payments of taxes for equity transactions	(500)	(499)
Dividends paid	(2,059)	(1,834)

Net cash used in financing activities	(37,769)	(23,152)

Net increase (decrease) in cash and cash equivalents	44	(187)
Cash and cash equivalents at beginning of period	428	740
Cash and cash equivalents at end of period	$472	$553